Exhibit 24(b)(4)(a)(i)

John Hancock Life Insurance Company of New York Home Office: [100 Summit Lake Drive, 2nd Floor Valhalla, NY 10595]
This is a legal Contract — read it carefully.
This Contract is issued in consideration of the Payments. John Hancock Life Insurance Company of New York, a stock company, agrees to pay the benefits of this Contract in accordance with its terms.
Variable Account Provisions
ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE INVESTMENT RESULTS, AS APPLICABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE ACCOUNT PROVISIONS BEGIN ON PAGE 6.
The smallest annual rate of investment return which is required to be earned on the assets of the separate account so that the dollar amount of variable annuity payments will not decrease is [1.81%]. Explicit annual charges against the assets of the separate account are as follows:
Contract Asset Fee Charge: Not greater than [0.80%]           [Enhanced Death Benefit Rider Fee: [0.30%]]
Right to Review
You may cancel the Contract by returning it to our Annuities Service Center or the registered representative who sold it to you at any time within [10] days after receipt of the Contract. Within 7 days of receipt of the Contract by us, we will pay the Contract Value computed at the end of the Business Day on which the Contract is delivered to us plus the sum of all fees and charges deducted from the gross Payments to the Owner.
When the Contract is issued as an individual retirement annuity, during the first 7 days of this [10] day period, we will return the greater of (i) Contract Value computed at the end of the Business Day on which the Contract is delivered to us plus the sum of all fees and charges deducted from the gross Payments or (ii) sum of all Payments less any Withdrawals If you return the Contract to us after the first 7 days and before the [10]-day period has elapsed, we will refund an amount deterrmined as described in the above paragraph.
Signed for the Company at its Main Administration Office in Valhalla, New York, on the Contract Date.

[James D. Gallagher, President]	[Emanuel Alves, Secretary]
Individual Flexible Payment Deferred Variable Annuity
Variable Accumulation prior to Annuity Commencement Date
Variable and Fixed Annuity Options
Death Benefit Proceeds Payable prior to Annuity Commencement Date
Non-Participating
Dollar Cost Averaging (DCA) Account Options may not be available on the issue date.
Refer to the Available Investment Options on the Specifications Pages for details.
Annuities Service Center:
[P.O. Box 9506 Portsmouth, NH 03802-9506 [1-800-551-2078] [www.jhannuitiesnewyork.com]
Overnight Mailing Address:
[164 Corporate Drive Portsmouth, NH 03801-6815]
VENTURE-EJA.11-NY

Introduction
This is an individual flexible payment deferred variable annuity contract. This Contract provides that, prior to the Annuity Commencement Date, the Contract Value will accumulate on a variable basis. You allocate Payments among one or more Investment Options. The initial Investment Options are identified on the Specifications Pages. The Contract Value will vary with the investment performance of your Investment Account. Subject to the provisions of the Contract, you may take withdrawals and transfer amounts among the Investment Options.
After the Annuity Commencement Date, Annuity Payments may be either fixed or variable, or a combination of fixed and variable. If you select Annuity Payments on a variable basis, the payment amount will vary with the investment performance of the Variable Account.
If the Owner (Annuitant if the Owner is not an individual) dies while this Contract is in effect prior to the Annuity Commencement Date, we will pay a Death Benefit to the Beneficiary upon receipt of all required claim forms and proof of death of the Owner at the Annuities Service Center.
VENTURE-EJA.11-NY

Specifications Pages

Type of Contract:	[Qualified]	Contract Date:	[12/01/2011]
Contract Number:	[000000005]	Issue State:	NY
Owner:	[John X. Doe]	Owner’s Age & Sex:	[55] [Male]
Annuitant:	[John X. Doe]	Annuitant’s Age & Sex:	[55] [Male]
[Co-Owner:]	[ ]	[Co-Owner’s Age & Sex:]	[ ] [ ]
[Co-Annuitant:]	[ ]	[Co-Annuitant’s Age & Sex:]	[ ] [ ]
Plan            [Venture Opportunity A-Series]
Fees and Charges
[Asset Fees]

Contract Asset Fee	[0.80%]
[Rider Asset Fee
[Enhanced Death Benefit Rider: Marketing Name]
Rider Fee Percentage	[0.30%]
Total Asset Fee Percentage
(Contract Asset Fee + Rider Asset Fee):	[1.10%]]
Annual Contract Fee

Electronic-Delivery of Financial
Owner Elects Electronic Delivery of	Transaction Confirmations is
Financial Transaction Confirmations	Not Elected by Owner
[$0]	[$50]

Sales Charges

Cumulative Value	Sales Charge
[Under $50,000]	[5.50%]
[$50,000 - $99,999]	[4.50%]
[$100,000 - $249,999]	[3.50%]
[$250,000 - $499,999]	[2.50%]
[$500,000 - $999,999]	[2.00%]
[$1,000,000 and over]	[1.00%]

Cumulative Value means the greater of the following amounts as of the date we receive the Payment:
(a)	The current existing Contract Value of this Contract; or

(b)	The total of all the Payments in this Contract less any withdrawals.
[Other Fee(s)
     [Guaranteed Minimum Withdrawal Benefit Rider: Marketing Name]
          [Maximum Rider Fee Percentage]            [1.50%]]
VENTURE-EJA.11-NY

S.1

Payment Limits
Payment Limits	•	Minimum Additional Payment Amount: [$30]
	•	Total Additional Payments: [$100,000]
	•	Maximum Amount: [$1,000,000]
Limits—Transfers and Amount of Partial Withdrawals

Transfer Charges and Limitations— Before Annuity Commencement Date	•	Minimum Transfer Amount: $300
	•	Minimum Investment Account Value: $100
	•	Number of Transfers: two per month
	•	Maximum Transfer Charge: the lesser of $25 or 2% of the amount of each transfer in excess of 12 per Contract Year
	•	Transfer Holding Subaccount: [Ultra Short Term Bond]
Transfer Limitations — On or After Annuity Commencement Date	•	Number of Transfers Per Contract Year: 4

Limitations on Amount of Partial Withdrawals	•	Minimum Amount of Partial Withdrawal: [$300]
	•	Minimum Investment Account Balance: $100
	•	Minimum Remaining Contract Value: $1,000
Initial Allocation of Net Payment (See Following Page for All Available Investment Options)

Initial Payment	[$100,000.00]

[DCA Account Options:]		[Initial Interest Rate]	[Initial Guarantee Period Expires]
[6 Month DCA Account]	[25.00%]	[1.00%]	[05/01/2012]
[THE INTEREST RATE FOR THE DCA ACCOUNT OPTION ABOVE CONTAINS AN ENHANCEMENT THAT MAY NOT BE PROVIDED IN SUBSEQUENT GUARANTEE PERIODS]

Variable Investment Options:
[Lifestyle Balanced PS]	[75.00%]

Total	100.00%
VENTURE-EJA.11-NY

S.2

Available Investment Options
Variable Account: John Hancock Life Insurance Company of New York Separate Account A
Variable Investment Options:
     [Lifestyle Balanced]
     [Lifestyle Balanced PS]
     [Lifestyle Conservative]
     [Lifestyle Conservative PS]
     [Lifestyle Growth]
     [Lifestyle Growth PS]
     [Lifestyle Moderate]
     [Lifestyle Moderate PS]
     [Ultra Short Term Bond]
Dollar Cost Averaging (DCA) Account Investment Options:
     [6 Month DCA Account]
     [12 Month DCA Account]
VENTURE-EJA.11-NY

S.3

Optional Riders
[Enhanced Death Benefit Rider: Marketing Name]

▪	[Rider Date:	[12/01/2011]]
▪	[Rider Fee Percentage:	See the “Fees and Charges” provision on page S.1]
[Guaranteed Minimum Withdrawal Benefit Rider: Marketing Name]

▪	[Rider Date:	[12/01/2011]]
▪	[Maximum Rider Fee Percentage:	See the “Fees and Charges” provision on page S.1]
Annuity Benefits

Maturity Date:	[10/25/2046]
Annuity Option:	Life 10-Year Certain
Annuity Payments — General Information	The rates for Annuity Payments are determined based on:
• Mortality Table: Annuity 2000 Table projected to the end of the table based on the date of annuitization at Scale G, 100% female blend
• Fixed Annuity Payment Interest Rate: 1.00% interest per year
• Variable Annuity Payment Assumed Interest Rate: 1.00%
The amount of each Annuity Payment will depend upon the age of the Annuitant, the Co-Annuitant, if any, or other payee.
VENTURE-EJA.11-NY

S.4

AMOUNT OF FIRST MONTHLY PAYMENT
PER $1000 OF CONTRACT VALUE FOR AN
ANNUITANT BORN IN 1952
Option 1: Life Annuity

Option 1(A): Non-Refund		Option 1(B): 10 Year Certain
Age of		Age of
Annuitant		Annuitant

55	N/A	55	N/A
60	3.08	60	3.06
65	3.50	65	3.47
70	4.07	70	3.99
75	4.85	75	4.66
80	5.91	80	5.46
85	7.40	85	6.35
Option 2: Joint and Survivor Life Annuity
Option 2(A): Non-Refund

	Age of Co-Annuitant
Age of	10 Years	5 Years	Same	5 Years	10 Years
Annuitant	Younger	Younger	Age	Older	Older

55	N/A	N/A	N/A	N/A	N/A
60	2.29	2.46	2.62	2.77	2.88
65	2.51	2.72	2.93	3.11	3.26
70	2.78	3.05	3.33	3.57	3.77
75	3.13	3.49	3.86	4.19	4.45
80	3.59	4.08	4.58	5.03	5.38
85	4.22	4.88	5.57	6.17	6.62
Option 2(B): 10 Year Certain

	Age of Co-Annuitant
Age of	10 Years	5 Years	Same	5 Years	10 Years
Annuitant	Younger	Younger	Age	Older	Older

55	N/A	N/A	N/A	N/A	N/A
60	2.29	2.46	2.62	2.77	2.88
65	2.51	2.72	2.93	3.11	3.26
70	2.78	3.05	3.32	3.57	3.75
75	3.13	3.49	3.85	4.16	4.40
80	3.58	4.06	4.53	4.93	5.20
85	4.18	4.80	5.38	5.83	6.12
Monthly installments for ages not shown and other years of birth will be furnished on request.
VENTURE-EJA.11-NY

S.5

Beneficiary Information
[Jane Doe]
Disclosures
Pursuant to Section 3 of the Federal Defense of Marriage Act (“DOMA”), same sex-marriages, domestic partnerships and civil unions currently are not recognized for purposes of Federal law. Therefore, the favorable income-deferral options afforded by Federal tax law to an opposite-sex spouse under Internal Revenue Code Sections 72(s) and 401(a)(9) are currently not available to a same-sex spouse, domestic partner or civil union partner. Same-sex spouses, domestic partners or civil union partners who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses, domestic partners and civil union partners recognized by the Issue State remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
[This plan is intended to qualify under the Internal Revenue Code for tax-favored status. Language contained in this Contract referring to Federal tax status or rules is informational and instructional. Please seek the advice of your own tax advisor regarding your individual tax treatment.]
VENTURE-EJA.11-NY

S.6

Part 1	Definitions
We And You	“We”, “us” and “our” means the Company. “You” or “your” means the Owner of this Contract.
Accumulation Unit	A unit of measure that is used to calculate the value of the Variable Account of this Contract before the Annuity Commencement Date.
Annuitant	Any individual person or persons whose life is used to determine the duration of Annuity Payments involving life contingencies. The Annuitant is as designated on the Specifications Pages, unless changed.
Annuities Service Center	Any office designated by us for the receipt of Payments and processing of Owner requests.
Annuity Commencement Date	The date Annuity Payments begin. This date may not be earlier than twelve months following the Contract Date or later than the Maturity Date.
Annuity Option	The method selected by you for Annuity Payments made by us.
Annuity Payment(s)	Payment(s) by us to you, in accordance with the Annuity Option elected under the terms of this Contract.
Annuity Unit	A unit of measure that is used after the Annuity Commencement Date to calculate Variable Annuity payments.
Beneficiary	The person, persons or entity to whom certain benefits are payable following the death of an Owner, or in certain circumstances, an Annuitant. For purposes of secrtion 72(s) of the Internal Revenue Code, the “designated beneficiary” under the Contract shall be the individual who is entitled to receive the amounts payable on death of an Owner, or if any Owner is not an individual, on any change in, or death of, an Annuitant.
Business Day	Any date on which the New York Stock Exchange is open for business and the net asset value of a Portfolio is determined.
Company	The insurance company named on the first page of this Contract (or any successor insurance company named by endorsement to this Contract) that will pay benefits in accordance with this Contract.
Contract Anniversary	The annual anniversary of the Contract beginning twelve months from the Contract Date and each year thereafter.
Contract Date	The date of issue of this Contract as designated on the Specifications Pages.
Contract Value	The total of your Investment Account Values.
Contract Year	The period of time measured twelve consecutive months from the Contract Date or any Contract Anniversary thereafter.
VENTURE-EJA.11-NY

Contingent Beneficiary	The person, persons or entity who becomes entitled to receive the Contract proceeds if all Beneficiaries die before the Owner dies.
Endorsement	An Endorsement modifies the contract to which it is attached. Endorsements must be signed by an officer of the Company in order to be effective.
Fixed Annuity	An Annuity Option with payments which are predetermined and guaranteed as to dollar amount.
Good Order	The standard we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Annuities Service Center: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations and Company requirements; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates we may require. We will notify you if an instruction is not in Good Order.
Internal Revenue Code (IRC)	The Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar purpose.
Investment Account	An account established by us which represents your interest in an Investment Option prior to the Annuity Commencement Date.
Investment Account Value	The value of your investment in an Investment Account.
Investment Options	The Subaccount(s) of the Variable Account. The Investment Options available under this Contract at issue are shown on the Specifications Pages.
Maturity Date	The latest date on which annuity benefits may commence. It is the date listed on the Specifications Pages, unless changed. Any extension of the Maturity Date beyond age 90 of the oldest Annuitant or the 10th Contract Year will be subject to the laws and regulations then in effect and our prior approval.
Net Payment	The Payment less the amount of any sales charge and premium tax, if any, deducted from the Payment.
Net Surrender Value	The Surrender Value less any amount withheld by us for income taxes.
Non-Qualified Contracts	Contracts which are not issued under Qualified Plans.
Owner	The person, persons or entity entitled to the ownership rights under this Contract. The Owner is as designated on the Specifications Pages, unless changed.
Portfolio	The investment choices available to the Variable Account.
Payment	An amount paid to us by you as consideration for the benefits provided by this Contract.
VENTURE-EJA.11-NY

Qualified Contracts	Contracts issued under Qualified Plans.
Qualified Plans	Retirement plans which receive favorable tax treatment under sections 401, 403, 408 or 457, of the Internal Revenue Code of 1986, as amended.
Rider	A rider provides an optional benefit, which may result in an additional charge to the Contract. A rider supplements the contract to which it is attached. Riders must be signed by an officer of the Company in order to be effective.
Separate Account	A segregated account of the Company that is not commingled with our general assets and obligations.
Subaccount(s)	A division of the Variable Account. Each Subaccount is invested in shares of a different Portfolio.
Surrender Value	The Contract Value on any Valuation Date, less, if applicable, any Annual Contract Fee, any Rider Fees, and any deduction for premium taxes or similar taxes.
Valuation Period	Any period from one Business Day to the next, measured from the time on each such day that the net asset value of each Portfolio is determined.
Variable Account	The Company’s Separate Account as shown on the Specifications Pages.
Variable Annuity	An Annuity Option with payments which: (1) are not predetermined or guaranteed as to dollar amount; and (2) vary in relation to the investment experience of one or more specified variable Subaccounts.
Withdrawal Amount	The amount deducted from the Contract Value when you take a withdrawal. This amount is the total of the amount paid to you plus the following, if applicable: any Annual Contract Fee, any Rider Fees, any deduction for premium taxes or similar taxes, and any amount for income taxes resulting from the withdrawal. The Withdrawal Amount may not exceed the Contract Value.
Written Request	A notice provided in a form acceptable to Us based on the type of request and received in Good Order at our Annuities Service Center.
VENTURE-EJA.11-NY

Part 2	Parties to the Contract
Owner	Before the Annuity Commencement Date, the Owner of this Contract shall be the person, persons or entity designated on the Specifications Pages or the latest change filed with us. A co-Owner is not permitted under this Contract if any Owner is an entity. On the Annuity Commencement Date the Annuitant will become the Owner of this Contract, unless the Owner is a trust or custodian. If amounts become payable to the Beneficiary under this Contract, the Beneficiary becomes the Owner of this Contract. Unless indicated otherwise, references to the Owner will also include the co-Owner.
Annuitant	The Annuitant is the person designated as such on the Specifications Pages or the latest change filed with us. If you name more than one Annuitant, the second Annuitant is referred to as the co-Annuitant. Unless indicated otherwise, references to the Annuitant will also include the co-Annuitant.
Beneficiary	The Beneficiary is as designated on the Specifications Pages, unless changed. However, if there is a surviving Owner, that person will be treated as the Beneficiary. If no such Beneficiary is living, the Beneficiary is the Contingent Beneficiary. If no Beneficiary or Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Owner.
Change Of Owner, Annuitant, Beneficiary	Subject to the rights of an irrevocable Beneficiary, you may change the Owner, Annuitant, or Beneficiary by Written Request. Any change will take effect on the date the request is signed. Any change of Owner or Annuitant is subject to our issue age limitations based on age at the date of the change. The Annuitant may not be changed after the Annuity Commencement Date. You need not send us the Contract unless we request it. We will not be liable for any payments or actions we take before the Written Request is received.
The addition of any Owner may result in the resetting of the Guaranteed Minimum Death Benefit to an amount equal to the Contract Value as of the date of such change. For purposes of subsequent calculations of the Guaranteed Minimum Death Benefit, we will treat the Contract Value on the date of the change as a Payment made on that date. In addition, all anniversary values, all Payments made and all amounts deducted in connection with partial withdrawals prior to the date of the addition of the Owner will not be considered in the determination of the Guaranteed Minimum Death Benefit.
If any Annuitant is changed and any Owner is not an individual, the entire interest in the Contract must be distributed to the Owner within five years of the change.
Assignment	You may assign this Contract, except as otherwise provided. No assignment will be binding on us unless it is in the form of a Written Request. An assignment will take effect on the date the request is signed. We will not be liable for any payments made or actions we take before the assignment is received by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We will not be responsible for the validity of any assignment.
If this Contract is issued in a Qualified Plan, this Contract is subject to assignment restrictions for Federal Income Tax purposes. In such event, this Contract shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.
VENTURE-EJA.11-NY

Part 3	Payments
General	The Contract is not effective until the Initial Payment is received by us at our Annuities Service Center or such other place designated by us. All Payments under this Contract are payable at our Annuities Service Center or such other place as we may designate.
Payment Limits	The Initial Payment is shown on the Specifications Pages. Each additional Payment must be at least equal to the Minimum Additional Payment Amount shown on the Specifications Pages. No additional Payment will be accepted without our prior approval, after the first Contract Year that causes the total of all additional Payments received after the first Contract Year to exceed the Total Additional Payments amount shown on the Specifications Pages. If a Payment would cause the Contract Value on the date of such Payment to exceed the Maximum Amount shown on the Specifications Pages, or the Contract Value on the date of such Payment already exceeds the Maximum Amount, no additional Payments will be accepted without our prior approval.
Allocation Of Net Payments	When we receive Payments, the Net Payments will be allocated among Investment Options in accordance with the allocation percentages shown on the Specifications Pages. You may change the allocation of subsequent Net Payments at any time, without charge, by Written Request.

Part 4	Fees and Deductions
Contract Asset Fee	To compensate us for assuming mortality and expense risks, and administration expenses, we deduct from each variable Investment Option a fee each Valuation Period at an annual rate set forth on the Specifications Pages. A portion of this Asset Fee may also be used to reimburse us for distribution expenses. This fee is reflected in the Net Investment Factor used to determine the value of Accumulation Units and Annuity Units of the Contract.
Annual Contract Fee	To compensate us for assuming administration expenses, we charge an Annual Contract Fee as set forth on the Specifications Pages. Prior to the Annuity Commencement Date, the Annual Contract Fee is deducted on each Contract Anniversary. We withdraw the Annual Contract Fee from each Investment Option in the same proportion that the value of the Investment Accounts of each Investment Option bears to the Contract Value. If the Contract Value is totally withdrawn on any date other than the Contract Anniversary, we will deduct the total amount of the Annual Contract Fee from the amount paid. After the Annuity Commencement Date, we deduct the Annual Contract Fee on a pro rata basis from each Annuity Payment.
VENTURE-EJA.11-NY

Sales Charge	To compensate us for assuming certain distribution expenses, we deduct a Sales Charge from each Payment. The Sales Charge is the applicable Sales Charge percentage set forth on the Specifications Page multiplied by the Payment. The Net Payment will be applied to your Investment Account as described in the Allocation of Net Payments provision in the Payments section.
You may send us written notice in Good Order indicating the total amount of Payments you intend to make during a specified 13-month period (the “Intended Payments”). The Sales Charge percentage applied to any Payments received during the 13-month period will be based on the Intended Payments if that percentage is less than the Sales Charge percentage determined based on the Cumulative Value. If at the end of the 13th month the Intended Payments have not been received, an additional Sales Charge will be determined based on the difference between the Sales Charge determined using the Intended Payments and the Sales Charge determined based on the Cumulative Value. The amount of any additional Sales Charge will be deducted on a pro-rata basis from each variable Investment Option. You may send us written notice of Intended Payments to be made during a subsequent 13-month period. The Sales Charge percentage applied to Payments received during the subsequent 13-month period will be administered as described above.
Taxes	We reserve the right to charge certain taxes against your Payments (either at the time of payment or liquidation due to withdrawals, annuitization or death benefit), or against the Contract Value, Death Benefit proceeds, or Annuity Payments, as appropriate. Such taxes may include premium taxes or other taxes levied by any government entity which we determine have resulted from the establishment or maintenance of the Variable Account, or from the receipt by us of Payments, or from the issuance of this Contract, or from the commencement or continuance of Annuity Payments under this Contract.
Rider Fee(s)	We charge an additional fee to compensate us for the additional benefits provided by any optional benefit riders elected by you. The Rider Fee for each rider you elect is shown on the Specifications Pages or in the Rider. Rider Fees are deducted as described in the applicable benefit Rider issued by us.

Part 5	Variable Account Provisions
Investment Account	We will establish a separate Investment Account for you for each variable Investment Option to which you allocate amounts. The Investment Account represents the number of your Accumulation Units in an Investment Option.
Investment Account Value	The Investment Account Value of an Investment Account is determined by (a) times (b) where:
(a) equals the number of Accumulation Units credited to the Investment Account; and;
(b) equals the value of the appropriate Accumulation Unit.
Accumulation Units	We will credit Net Payments to your Investment Accounts in the form of Accumulation Units. The number of Accumulation Units we will credit to each Investment Account of the Contract will be determined by dividing the Net Payment allocated to that Investment Account by the Accumulation Unit value for that Investment Account.
VENTURE-EJA.11-NY

Accumulation Units will be adjusted for any transfers and will be canceled on payment of a death benefit, withdrawal, maturity or assessment of certain charges based on their value for the Business Day on which such transaction occurs.
Value Of Accumulation Unit	We will determine the Accumulation Unit value for a particular Investment Account for any Business Day by multiplying the Accumulation Unit value for the immediately preceding Business Day by the net investment factor for the Valuation Period for which the value is being determined. The value of an Accumulation Unit may increase, decrease or remain the same from one Business Day to the next.
Net Investment Factor	The net investment factor is an index that measures the investment performance of a Subaccount from one Business Day to the next (“ the Valuation Period”). The net investment factor for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result where:
(a) is the net result of:
(i) the net asset value per share of a Portfolio share held in the Subaccount determined as of the end of the current Valuation Period, plus
(ii) the per share amount of any dividend or capital gain distributions made by the Portfolio on shares held in the Subaccount and received during the current Valuation Period; and
(b) is the net asset value per share of a Portfolio share held in the Subaccount determined as of the end of the immediately preceding Valuation Period; and
(c) is the Contract Asset Fee shown on the Specifications Pages divided by 365 and multiplied by the number of calendar days in the Valuation Period.
The net investment factor may be greater or less than, or equal to, one.
Addition, Deletion, Substitution Or Restriction Of Investment Options	We reserve the right, subject to prior approval of the New York Superintendent of Insurance and in compliance with applicable law, to make additions to, deletions from, or substitutions for the Portfolio shares that are held by the Variable Account or that the Variable Account may purchase. We reserve the right to eliminate the shares of any of the eligible Portfolios and to substitute shares of another Portfolio. We will not substitute any shares attributable to your interest in a Subaccount without notice to you and prior approval of the Securities and Exchange Commission to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between shares of another open-end investment company.
VENTURE-EJA.11-NY

We may make certain changes that we anticipate would best serve the interest of owners of these or similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be subject to prior approval of the New York Superintendent of Insurance and in compliance with applicable laws. Such changes may include the establishment of additional Subaccounts which would invest in shares of a new Portfolio, the elimination of existing Subaccounts, the restriction of or prohibition of additional allocations to a Subaccount, the combination of Subaccounts or the transfer of assets in a Subaccount to another Separate Account established by us or an affiliated company. In the event of any such substitution or change, we may, by appropriate endorsement, make such changes in this and other Contracts as may be necessary or appropriate to reflect such substitutions or change. If deemed by us to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be de-registered under such Act in the event such registration is no longer required.
Insulation	The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to such account shall not be charged with liabilities arising out of any other business we may conduct. Moreover, the income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against such account without regard to our other income, gains or losses.
Separate Account Assets	We will maintain, in the Separate Account, assets with a value at least equal to the amounts accumulated in accordance with the terms of the applicable agreements with respect to the Separate Account and the reserves for annuities, in the course of payment that vary with the investment experience of the Separate Account.
VENTURE-EJA.11-NY

Part 6	Transfers
Transfers Before Annuity Commencement Date	While this Contract is in effect prior to the Annuity Commencement Date, you may transfer amounts among the Investment Accounts of the Contract, subject to the limitations below. Amounts will be canceled from the Investment Accounts from which amounts are transferred and credited to the Investment Account to which amounts are transferred. We will effect such transfers so that the Contract Value on the date of transfer will not be affected by the transfer.
You must transfer at least the Minimum Transfer Amount shown on the Specifications Pages or, if less, the entire amount in the Investment Account each time you make a transfer. If, after the transfer, the amount remaining in the Investment Account from which the transfer is made is less than Minimum Investment Account Value shown on the Specifications Pages, then we will transfer the entire amount instead of the requested amount.
We limit the number of transfers you may make among the Variable Investment Options as shown in the Transfers Before Annuity Commencement Date section on the Specifications Pages. We permit one additional transfer in a calendar month provided 100% of your Contract Value is transferred to the Transfer Holding Subaccount in effect on the date of the transfer. The Contract Value must remain in that Transfer Holding Subaccount for thirty days. The Transfer Holding Subaccount under this Contract at issue is listed on the Specifications Pages. We reserve the right, subject to prior approval of the New York Superintendent of Insurance and in compliance with applicable law to substitute another Subaccount as the Transfer Holding Subaccount. We count all transfers made on the same Business Day as one transfer. We do not count any transfers made under an automated program offered by us.
We do not impose a charge for the first 12 transfers in a Contract Year. For each additional transfer during a Contract Year, the Maximum Transfer Charge is shown on the Specifications Pages.
Transfers On Or After Annuity Commencement Date	Once variable Annuity Payments have begun, you may transfer all or part of the investment upon which your variable Annuity Payments are based from one Subaccount to another. To do this, we will convert the number of variable Annuity Units you hold in the Subaccount from which you are transferring to a number of variable Annuity Units of the Subaccount to which you are transferring so that the next Annuity Payment, if it were made at that time, would be the same amount that it would have been without the transfer. After the transfer, the variable Annuity Payments will reflect changes in the values of your new variable Annuity Units. You must give us notice at least 30 days before the due date of the first variable Annuity Payment to which the transfer will apply.
We limit the number of transfers that can be made after variable annuity payments have begun as shown in the Transfers On Or After Annuity Commencement Date section on the Specifications Pages.
After the Annuity Commencement Date, transfers will not be allowed from a fixed to a variable Annuity Option, or from a variable to a fixed Annuity Option.
Deferral, Modification Or Termination Of Transfer Privilege	We reserve the right to defer, modify or terminate the transfer privilege at any time that we are unable to purchase or redeem shares of the Portfolios. Transfer charges and limitations are identified above and in the Suspension of Payments provision in the Withdrawals Provisions section.
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Part 7	Withdrawal Provisions
Payments Of Withdrawals	You may withdraw part or all of the Surrender Value, at any time before the earlier of the death of an Owner, the Annuity Commencement Date or the Maturity Date, by sending us a Written Request. We will pay all withdrawals within seven days of receipt at the Annuities Service Center subject to postponement in certain circumstances, as specified below.
Total Withdrawal	Upon receipt of your request to withdraw the entire Contract Value, we will terminate the Contract and pay you the Net Surrender Value.
Partial Withdrawal	If you request to withdraw an amount less than the Surrender Value, we will pay you the amount requested and deduct the Withdrawal Amount from the Contract Value. Unless you specify the amount to be withdrawn from each Investment Option, the Withdrawal Amount will be withdrawn from each Investment Option on a pro rata basis.
Partial withdrawals will reduce the Death Benefit, as described in the Death Benefit section.
Frequency And Amount Of Partial Withdrawals	You may make as many partial withdrawals as you wish. Limitations on the amount of partial withdrawals are as follows.

(a)    Any withdrawal from an Investment Account must be at least equal to the Minimum Amount of Partial Withdrawal shown on the Specifications Pages or the entire balance in the Investment Account, if less.

(b)    If after the withdrawal, the amount remaining in the Investment Account is less than the Minimum Investment Account Balance shown on the Specifications Pages, then we will consider the withdrawal request to be a request for withdrawal of the entire amount held in the Investment Account.

(c)    If a partial withdrawal reduces the Contract Value to less than the Minimum Remaining Contract Value shown on the Specifications Pages, or if the amount requested is greater than or equal to the amount available as a total withdrawal, then we will treat the partial withdrawal as a total withdrawal of the Contract Value.

Suspension Of Payments	We may defer the right of withdrawal from, or postpone the date of payments from, the variable Investment Accounts for any period when: (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); (2) trading on the New York Stock Exchange is restricted; (3) an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account’s net assets; or (4) the Securities and Exchange Commission, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions described in (2) and (3) exist.
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Part 8	Death Benefits
Death Benefit Before Annuity Commencement Date	Prior to the Maturity Date or Annuity Commencement Date, if earlier, we will determine the Death Benefit as of the date on which written notice and proof of death and all required claim forms are received in Good Order at the Company’s Annuities Service Center as follows:
The Death Benefit will be determined as the greater of the Contract Value or the Guaranteed Minimum Death Benefit.
The Guaranteed Minimum Death Benefit is the sum of all Payments made, less any amount deducted in connection with partial withdrawals. For purposes of calculating the Guaranteed Minimum Death Benefit, the amount deducted in connection with partial withdrawals will be equal to (i) times (ii), where (i) is equal to the Guaranteed Minimum Death Benefit prior to the withdrawal, and (ii) is equal to the amount of the partial withdrawal divided by the Contract Value prior to the partial withdrawal.
We will permit the Owner to limit the Death Benefit option(s) to be offered any named Beneficiary, if the Owner provides written notice to the Company prior to death and the desired option(s) is one provided for in this Contract.
Death benefit distributions prior to the Annuity Commencement Date are governed by Internal Revenue Code Section 72(s). Pursuant to Section 72(s) any reference in this provision to “spouse” means a spouse as defined in federal law.
Death of Annuitant: On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If the Owner is not an individual the death of any Annuitant is treated as the death of an Owner and the Death Benefit will be determined by substituting the Annuitant for the Owner as described below.
Death of Owner: We will pay the Death Benefit to the Beneficiary if any Owner dies prior to the Maturity Date or Annuity Commencement Date, if earlier. The Death Benefit may be taken in one sum immediately, in which case the Contract will terminate. If the Death Benefit is not taken in one sum immediately, the Contract will continue subject to the following provisions:
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	(a)	The Beneficiary becomes the Owner.
	(b)	The excess, if any, of the Death Benefit over the Contract Value will be allocated to and among the Investment Accounts in proportion to their values as of the date on which the Death Benefit is determined.
	(c)	No additional Payments may be applied to the Contract.
	(d)	If the Beneficiary is not the deceased Owner’s spouse, the entire interest in the Contract must be distributed under one of the following options:

(i)  The entire interest in the Contract must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner’s death; or

(ii) the entire interest in the Contract must be distributed within 5 years of the Owner’s Death, or
(iii) as Annuity Payments under one of the options described in the Annuity Options section.
If the Beneficiary dies before the distributions required by (i) or (ii) are complete, the entire remaining Contract Value must be distributed in a lump sum immediately.
	(e)	If the Beneficiary is the deceased Owner’s spouse, the Contract will continue with the surviving spouse as the new Owner, subject to the provisions of Internal Revenue Code Section 72(s). The surviving spouse may name a new Beneficiary (and, if no Beneficiary is so named, the surviving spouse’s estate will be the Beneficiary).
The spouse may also elect distributions under one of the following options:

(i)  the entire interest in the Contract may be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner’s death; or

(ii) as Annuity Payments under one of the options described in the Annuity Options section.
If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary, to the extent of that Beneficiary’s share.
Death Benefit On Or After Annuity Commencement Date	If Annuity Payments have been selected based on an Annuity Option providing for payments for a guaranteed period, and the Annuitant dies on or after the Annuity Commencement Date, we will make the remaining guaranteed payments to the Beneficiary. Any remaining payments will be made at least as rapidly as under the method of distribution being used as of the date of the Annuitant’s death. If no Beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the Annuitant and the Beneficiary.
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Proof Of Death	We will require Proof of death upon the death of the Annuitant or the Owner. Proof of death is one of the following received at the Annuities Service Center:
(a) A certified copy of a death certificate;
(b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
(c) Any other proof satisfactory to us.

Part 9	Contract Maturity
Change In Maturity Date	Prior to the Maturity Date, an Owner may make a Written Request to change the Maturity Date. Any extension of the Maturity Date will be subject to our prior approval and any applicable law or regulation then in effect.
Options at Maturity Date	We will send You information about Your available options prior to the Maturity Date. If by the Maturity Date, you do not choose an Annuity Option, make a total withdrawal of the Surrender Value, or ask us to change the Maturity Date, we will automatically pay you Annuity Payments under the Annuity Option shown on the Specifications Pages unless otherwise required by the Internal Revenue Code and the Annuity Commencement Date is considered to be the Maturity Date.
We will provide variable Annuity Payments unless otherwise elected. You can change the Annuity Option at any time before the Annuity Commencement Date.

Part 10	Annuity Payments
General	The entire Contract Value or the entire amount of the Beneficiary’s portion of the Death Benefit may be applied in accordance with one or more of the Annuity Options described below, subject to any restrictions of Internal Revenue Code section 72(s). Once Annuity Payments commence, the Annuity Option may not be changed.
You may select a Fixed or Variable Annuity. We will provide variable Annuity Payments unless otherwise elected. Once Annuity Payments commence, the Annuity Option may not be changed.
The method used to calculate the amount of the initial and subsequent Annuity Payments is described below.
We may pay the Contract Value or Death Benefit, on the Annuity Commencement Date in one lump sum if the corresponding monthly income is less than $20.
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Variable Annuity Payments	We will determine the amount of the first Variable Annuity Payment by applying the portion of the Contract Value used to effect a Variable Annuity (minus any of the following, as applicable: Annual Contract Fee, Rider Fees, and premium taxes) to the Annuity Option elected based on the mortality table and assumed interest rate shown in the Specifications Pages. We will provide a table of the annuity factors upon Written Request. If the current rates in use by us on the Annuity Commencement Date are more favorable to you, we will use the current rates. The portion of the Contract Value used to effect a Variable Annuity will be measured as of a date not more than 10 business days prior to the Annuity Commencement Date. The initial Variable Annuity Payment will not be less than that available by applying the Contract Value to purchase a single premium immediate annuity then offered to the same class of annuitants by us or a company affiliated with us. Since no such annuity current exists, we will apply rates that are reasonable in relation to the market single premium immediate annuity rates.
Subsequent payments will be based on the investment performance of one or more Subaccounts as you select. The amount of such payments is determined by the number of Annuity Units credited for each Subaccount. Such number is determined by dividing the portion of the first payment allocated to that Subaccount by the Annuity Unit value for that Subaccount determined as of the same date that the Contract Value used to effect Annuity Payments was determined. We then multiply this number of Annuity Units for each Subaccount by the appropriate Annuity Unit value for each subsequent determination date, which is a uniformly applied date not more than 10 business days before the payment is due.
Mortality And Expense Guarantee	We guarantee that the dollar amount of each Variable Annuity payment will not be affected by changes in mortality and expense experience.
Annuity Unit Value	The value of an Annuity Unit for each Subaccount for any Business Day is determined as follows:

(a)   The net investment factor for the Subaccount for the Valuation Period ending on the Business Day for which the Annuity Unit value is being calculated is multiplied by the value of the Annuity Unit for the preceding Business Day; and

(b) The result is adjusted to compensate for the interest rate used to determine the first Variable Annuity payment.
The dollar value of Annuity Units may increase, decrease or remain the same from one Valuation Period to the next.
Fixed Annuity Payments	We will determine the amount of each Fixed Annuity payment by applying the portion of the Contract Value used to effect a Fixed Annuity measured as of a date not more than 10 business days prior to the Annuity Commencement Date (minus any of the following, as applicable: Annual Contract Fee, Rider Fees, and premium taxes) to the Annuity Option elected based on the mortality table and interest rate shown on the Specifications Pages. The Fixed Annuity payment will not be less than that available by applying the Contract Value to purchase a single premium immediate annuity then offered to the same class of annuitants by us or a company affiliated with us.
We guarantee the dollar amount of Fixed Annuity payments.
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Part 11	Annuity Options
Description Of Annuity Options	Option 1: Life Annuity
a) Life Non-Refund. We will make Annuity Payments during the lifetime of the Annuitant. No payments are due after the death of the Annuitant.

b)  Life with 10-Year Certain. We will make Annuity Payments for 10 years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period.

Option 2: Joint and Survivor Life Annuity
The second Annuitant named shall be referred to as the Co-Annuitant.

a)  Joint and Survivor Non-Refund. We will make Annuity Payments during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the last survivor of the Annuitant and Co-Annuitant.

b)  Joint and Survivor with 10-Year Certain. We will make Annuity Payments for 10 years and after that during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the 10-year period.

Alternate Annuity Options	Instead of settlement in accordance with the Annuity Options described above, you may choose an alternate form of settlement acceptable to us. Once Annuity Payments commence, the form of settlement may not be changed.

Part 12	General Provisions
Entire Contract	The entire Contract consists of this Contract, Endorsements and Riders, if any, and the application, if one is attached to this Contract. Statements made in an application that is attached to the Contract shall, in the absence of fraud, be deemed to be representations and not warranties.
Benefits and Values	The benefits and values available under this Contract are not less than the minimum required by any statute of the state in which this Contract is delivered. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which the Contract is delivered, if required by law.
Modification	Only the President, a Vice President, or the Secretary of the Company has authority to agree on our behalf to any alteration of the Contract or to any waiver of our rights or requirements. The change or waiver must be in writing. We will not change or modify this Contract without prior approval of the New York Superintendent of Insurance. No change that reduces benefits will be made without your written consent.
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Claims Of Creditors	All benefits and payments under this Contract shall be exempt from the claims of creditors to the extent permitted by law.
Misstatement And Proof Of Age Or Survival	We may require proof of age or survival of any person upon whose age or survival any Annuity Payments or other benefits provided by this Contract or any Rider attached thereof depend. If the age of the Annuitant has been misstated, the benefits will be those which would have been provided for the correct age. If we have made incorrect benefit payments, we will immediately pay the amount of any underpayment adjusted with interest at 3% per annum. We will deduct the amount of any overpayment from future benefit payments without adjustment for interest.
Incontestability	This Contract is not contestable.
Non-Participating	Your Contract is non-participating and will not share in our profits or surplus earnings. We will pay no dividends on your Contract.
Reports	We provide periodic reports no less frequently than annually without charge, containing:
(a) the beginning and end dates of the current report period;
(b) the Contract Value and value of the Investment Account at the beginning and end of the current report period;
(c) the amounts, identified by type, that have been credited or debited to the Investment Account during the current report period; and
(d) the cash surrender value and Death Benefit at the end of the current report period.
The report will include the number of Accumulation Units credited to the Variable Account, the Accumulation Unit value and the dollar value of the Accumulation Unit of the Variable Account no more than 4 months prior to the date of the delivery of the report. We will provide annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue. We will provide additional status reports upon request for a charge not to exceed $25 per request.
Currency And Place Of Payments	All payments made to or by us shall be made in the lawful currency of the United States of America at the Annuities Service Center or elsewhere if we consent.
Notices And Elections	To be effective, all notices and elections you make under this Contract must be in the form of a Written Request. All notices, requests and elections will be effective when signed. We will not be liable for any payments made or actions taken before the Written Request is received by us.
Governing Law	This Contract will be governed by the laws of the jurisdiction indicated on the Specifications Pages.
Section 72(s)	The provisions of this Contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Internal Revenue Code.
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Part 13	Contract Termination
Cancellation For Nonpayment & Minimum Account Value	If, prior to the Annuity Commencement Date, no Payments have been made for three consecutive Contract Years, and if both:
(a) the total Payments made, less any partial withdrawals, are less then $2,000; and
(b) the Contract Value at the end of such three year period is less than $2,000;
we may cancel this Contract and pay you the Contract Value (measured as of the Valuation Period during which the cancellation occurs), less any Annual Contract Fee, any Rider Fees and premium taxes, if applicable.
Other	This Contract will terminate on the earliest of:
(a) receipt of your request to withdraw the entire Contract Value;
(b) the date a Death Benefit is payable and the Beneficiary takes the Death Benefit as a lump sum; or
(c) the date the Contract Value reduces to zero, subject to the provisions of any benefit rider attached to this Contract.
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John Hancock Life Insurance Company of New York Home Office: [Valhalla, New York]
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